                                                                   Exhibit 10.15


                       SEPARATION AGREEMENT AND RELEASE


            SEPARATION AGREEMENT AND RELEASE, dated as of October 2, 2000, between HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation (the "Company"), and PAUL J. KERZ ("Kerz"), an individual residing at 126 East 65th Street, New York, New York 10021.

            WHEREAS Kerz resigned as President and Chief Executive Officer of the Company on October 2, 2000; and

            WHEREAS, as provided herein, Kerz is resigning from his positions as an officer and director of any subsidiaries or affiliates of the Company; and

            WHEREAS the Company and Kerz wish to set forth their mutual understanding and agreement regarding the termination of Kerz's employment as President and Chief Executive Officer of the Company and to resolve any and all matters arising out of or relating to such employment;

            NOW, THEREFORE, in consideration of the mutual promises, releases and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby covenant and agree as follows:

            1. Resignation. Kerz hereby confirms his resignation as President and Chief Executive Officer of the Company on October 2, 2000 and hereby resigns from his positions as an officer or director of all subsidiaries and affiliates of the Company effective as of 5:00 p.m. on October 1, 2000 (the "Effective Date").

            2. Salary and Certain Benefits. In consideration of Kerz's execution and delivery of this Agreement and his agreement to abide by its terms, the Company agrees to employ Kerz as a senior advisor to the Company until the second anniversary of the Effective Date and to make the following payments and to provide the following benefits to Kerz:

            (i) Salary. During the period commencing on the Effective Date and ending on the second anniversary thereof, the Company shall pay Kerz monthly payments at the per annum rate of $364,000.

            (ii) Consulting Fee. Commencing on the second anniversary of the Effective Date and ending on April 20, 2006 (the "Final Termination Date"), the Company shall engage Kerz as an independent contractor and pay Kerz a monthly consulting fee at the per annum rate of $50,000.

            (iii) Home Office Expenses. The Company will reimburse Kerz for up to $4,000 in expenses incurred by him in establishing and equipping a home office.

            (iv) Automobile Arrangements. The Company has previously made available to Kerz for his use (i) the car described under the caption "Owned Car" on Annex I hereto (the "Owned Car") and (ii) the car described under the caption "Leased Car" on said Annex I (the "Leased Car"). The Company agrees to sell the Owned Car to Kerz for the purchase price specified on Annex I hereto, and Kerz agrees to purchase the Owned Car for such price, at a closing to take place on a mutually convenient date not later than December 15, 2000. The Company also agrees to assign and transfer to Kerz, and Kerz agrees to assume all obligations under, the lease (as described in Annex I) for the Leased Car, such assignment and assumption to take place not later than December 15, 2000.

            (v) Season Tickets. The Company will make available to Kerz under the Company's existing season ticket subscription to the New York Knicks tickets for up to 12 regular season games, to be selected on a basis mutually satisfactory to the Company and Kerz. Kerz agrees to pay the cost of any playoff tickets made available to the Company under the subscription and to afford the Company the right to use two-thirds of such tickets (for which the Company shall reimburse Kerz at cost). The Company does not intend to retain the Company's existing season ticket subscription following the end of this playing season. At the request of Kerz, the Company will use reasonable efforts, at the sole cost and expense of Kerz, to change the mailing address for such subscription to Kerz's residence and to assign to Kerz any rights the Company may have to subscribe for such season tickets following the end of the season. The Company makes no representations or warranties whatsoever as to whether such an assignment will be permitted under the agreements governing such a subscription.

            (vi) Other Benefits. Commencing on the Effective Date and continuing until the earlier of Kerz's 65th birthday or his death, the Company shall, except as provided below, continue to provide health insurance for Kerz and his dependents under the Company's current health insurance plan or, with respect to any period immediately prior to Kerz's 65th birthday, under a COBRA arrangement paid for by the Company, provided that, if the Company changes insurers, there will be no exclusion for pre-existing conditions of Kerz or any of his dependents and the benefits provided by the new insurer to Kerz and his dependents shall be substantially similar to the health insurance currently offered by the Company to such persons. The obligation to provide health insurance to Kerz pursuant to this paragraph (vi) shall terminate upon Kerz becoming eligible for similar benefits with a subsequent employer.


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
                  (vii) Legal Expenses. The Company will reimburse Kerz for up to $7,500 in legal fees incurred by him in connection with the negotiation of this Agreement.

            3. Promissory Notes and Transfer of Shares and Options; Certain Additional Payments by the Company.

                  (i) The Company and Kerz have agreed that, as of the Effective Date, the Amended and Restated Promissory Note (Secured Loan) dated as of October 19, 1999 (the "Secured Note") made by Kerz in favor of HSA Managed Care Systems, Inc., a subsidiary of the Company ("HSA"), in the aggregate outstanding principal amount of $500,000, and the Amended and Restated Promissory Note (Unsecured Loan) dated as of October 19, 1999 (the "Unsecured Note" and collectively with the Secured Note, the "Promissory Notes") made by Kerz in favor of HSA, in the aggregate outstanding principal amount of $1,000,000, shall be marked paid. The Company shall cause HSA to so mark the Promissory Notes and return such Promissory Notes to Kerz.

                  (i) The Company and Kerz have also agreed that, as of the Effective Date, Kerz will transfer, assign and deliver to the Company and/or its designees the securities, rights and other property described below (collectively, the "Transferred Assets"). The Transferred Assets shall consist of the following:

                           (A) 162,666 shares of the Company's Common Stock,
                  $.01 par value ("Common Stock"), owned by Kerz and pledged to secure repayment of the Secured Note pursuant to the Security Agreement dated as of October 29, 1998 between Kerz and HSA;

                           (B) an additional 100,000 shares of Common Stock now
                  owned by Kerz; and

                           (C) any and all of Kerz's right, title and interest
                  in (including, without limitation, the right to exercise or vest any interest in) all stock options to purchase shares of Common Stock of the Company granted to Kerz by the Company, whether vested or unvested as of the date hereof.

                  (ii) As of the Effective Date (i) Kerz shall deliver to the Company the shares of Common Stock and agreements evidencing the options described in clauses (1), (2) and (3) above, together with stock powers duly executed in blank in the form provided by the Company. Kerz hereby represents and warrants to the Company that (x) he is the registered holder of the shares of Common Stock described in clauses (A) and (B) above (collectively, the "Common Shares") and (y) he has good and valid title to the Common Shares, in each case free and clear of any and all pledges, security interests, liens, charges or other encumbrances (other than security interests in favor of HSA).


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
                  (iii) As consideration for the transfer and assignment of the Transferred Assets and the other covenants and agreements of Kerz contained herein, the Company agrees to pay Kerz, upon delivery of the Transferred Assets, the sum of $700,000 in cash. Of such amount, $549,996, representing the fair market value as of the Effective Date of the shares described in clauses (A) and (B) above shall be allocated to the purchase of such Transferred Assets and the balance shall be allocated to the covenant contained in Section 9.

                  4. Tax Withholding. The amounts otherwise payable to Kerz pursuant to Sections 2(i), 2(ii) and 3(iv) shall be reduced by the amount of any federal, state and local income and employment taxes required to be withheld by the Company, pursuant to its regular payroll practices, in respect of any compensation income recognized by Kerz in respect of the matters described in Sections 2 and 3 above. To the extent that the aggregate amount of such withhold ing taxes exceeds the amounts otherwise payable pursuant to said Sections 2(i), 2(ii) and 3(iv), then Kerz agrees to furnish cash funds or make other arrangements satisfactory to the Company regarding such payment.

                  5. Acknowledgment by Kerz. Kerz acknowledges and agrees that, from and after the Effective Date, he will not be entitled to any compensation, bonus, contribution, benefit, pension or other payment from the Company or any of its subsidiaries or affiliates, in cash, in securities, or in kind, other than as set forth in this Agreement, and furthermore agrees that he will forever forbear from making any claim against the Company or any such subsidiary or affiliate for such other compensation, bonus, contribution, benefit, pension or other payment.

                  6. Resignation. As of the Effective Date Kerz shall execute and deliver to the Company, simultaneously with the execution and delivery of this Agreement, a letter of resignation substantially in the form annexed hereto as Exhibit A. Kerz understands that the Company does not intend to re-nominate him as a candidate for election as a director of the Company following the end of his current term.

                  7. Survival of Certain Indemnification Obligations. The Company acknowledges and agrees that nothing in this Agreement, including, without limitation, the mutual releases and covenants contained in Section 8 below, shall limit or affect in any manner the obligation of the Company to indemnify Kerz as a former officer and director of the Company or of any subsidiary or affiliate thereof (and the Company agrees that it will so indemnify Kerz) to the fullest extent provided in the By-Laws and Certificate of Incorporation of the Company in effect at the Effective Time (copies of the relevant portions of which are annexed to this Agreement and incorporated herein) and in accordance with the laws of the jurisdiction in which the Company is organized. In addition to and notwithstanding the foregoing, the Company agrees that in no event shall the terms and conditions of the indemnification rights afforded to Kerz be less favorable to him than those afforded by the Company to any other person similarly situated with respect to any claim asserted against Kerz and such other person in relation to or in connection with their acting as officers or directors of the Company or of any subsidiary or affiliate thereof. In the event any action is brought against Kerz for which indemnification is


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
sought hereunder, Kerz agrees that he will cooperate in the defense of such action by the Company and will provide to the Company any and all such assistance as it shall reasonably request in connection therewith. Kerz further agrees that he will cooperate in the defense of the pending claims made by IHHS and Davis and Associates against the Company and provide all such assistance in that regard as the Company shall reasonably request.

                  8.       Mutual Release and Covenants.

                  (i) Except as provided in Section 8(iii) below and with respect to any indemnification obligation imposed on the Company as described in Section 7 above, effective as of the Effective Date, Kerz irrevocably and unconditionally releases and discharges the Company, its past and present officers, directors, agents, attorneys, repre-sentatives, employees, servants, subsidiaries, affiliates, shareholders, successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the "Company Releasees"), jointly and severally, from any and all claims, demands, rights, liabilities, debts, liens, damages, punitive damages, costs, losses, expenses and/or compensation, covenants, contracts, controversies, agreements, promises, actions and causes of action, of every kind and nature whatsoever, at law or in equity, including, but not limited to, rights arising under the United States Constitution and/or under statute (both state and federal), rule, regulation, or ordinance (including, without limitation, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, including Section 504 thereof, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act, The Fair Labor Standards Act and the Employee Retirement Income Security Act ("ERISA"), all as amended), at common law, whether in tort, in contract or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, which against the Company Releasees, or any of them, Kerz ever had, now has or hereafter can, shall or may have for, upon, or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to the date of this Release.

                  (ii) Except as provided in Section 8(c) below, effective as of the Effective Date, the Company, on behalf of itself and each of the Company Releasees, irrevocably and unconditionally releases and discharges Kerz, his past and present agents, attorneys, representatives, employees, servants, partners, successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the "Kerz Releasees"), jointly and severally, from any and all claims, demands, rights, liabilities, debts, liens, damages, punitive damages, costs, losses, expenses and/or compensation, covenants, contracts, controversies, agreements, promises, actions and causes of action, of every kind and nature whatsoever, at law or in equity, under statute (both state and federal), rule, regulation, or ordinance, at common law whether in tort, in contract or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, which against the Kerz Releasees, the Company ever had, now has or hereafter can, shall or may


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
         have for, upon, or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to the date of this Release.

                  (iii) Nothing in this Section 8 is intended to or constitutes a release or waiver of any rights or obligations any party may have under this Agreement, and all such rights and obligations are expressly preserved.

                  (iv) Kerz acknowledges that the payments and benefits to be provided to him pursuant to this Agreement exceed those to which he would otherwise be entitled. He further acknowledges that the agreement by the Company to provide such payments and other benefits is expressly conditioned upon his compliance with all the terms and conditions of this Agreement.

                  (v) Kerz represents and warrants (i) that he has not filed or commenced, individually or collectively, any actions, charges or claims against the Company or its present and former shareholders, partners, officers, directors, employees, agents, subsidiaries and affiliates released pursuant to this Section 8, and that he will not, in the future, file or commence, individually or collectively, any such actions, charges or claims; (ii) that he has made no transfer, assignment, conveyance or other disposition to any other person or entity any claims against or any interest in claims against the Company Releasees (iii) that no other person or entity has an interest in any such claims; and (iv) and that he is fully entitled to give his full and complete release of all such claims.

                  (vi) The Company represents and warrants (i) that it has not filed or commenced, individually or collectively, any actions, charges or claims against Kerz released pursuant to this Section 8, and that it will not, in the future, file or commence, individually or collectively, any such actions, charges or claims; (ii) that it has made no transfer, assignment, conveyance or other disposition to any other person or entity any claims against or any interest in claims against the Kerz Releasees (iii) that no other person or entity has an interest in any such claims; and (iv) and that it is fully entitled to give its full and complete release of all such claims.

                  9.       Confidentiality and Noncompete Agreement.

                  (i) Kerz acknowledges and agrees that the Company and its subsidiaries have developed and are currently providing to hospitals, health care institutions and third-party payors throughout the United States a number of unique and proprietary technology-based products. By reason of the services rendered by Kerz during the course of his employment, he has acquired and has been given access to secret and confidential information concerning these products and systems and the proprietary methods and processes by which these systems are installed and operated by the Company and its subsidiaries in the Company's client institutions. Kerz further acknowledges that these systems, and the method of installation and operation of these systems, are unique, secret


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         and confidential and constitute trade secrets and proprietary information of the Company. Kerz hereby agrees that during the period commencing on the Effective Date and ending on the Final Termination Date (the "Restricted Period"), he will not directly or indirectly furnish, disclose or divulge any such information, methods, processes or trade secrets or any other confidential or proprietary information of the Company and its subsidiaries (collectively, the "Confidential Information") to any other party or use such Confidential Information for his own benefit or the benefit of any other person or entity without the prior written consent of the Company given after the Effective Date.

                  (ii) During the Restricted Period, Kerz shall not compete with the Company or any of its subsidiaries, either directly or indirectly, or engage in any business directly or indirectly competitive with the Business (as hereinafter defined). This Section 9(ii) shall not be construed to prohibit (i) Kerz's future pursuit of a career or job opportunity in data processing or related industries, so long as the focus of the career or job opportunity is not in competition with the Business, (ii) Kerz's acting as a consultant to an investment firm with regard to investments in the healthcare services industry, so long as such role does not involve any investment or strategic advice or operational responsibility with respect to entities in direct competition with the Business or (iii) Kerz's ownership of up to 5% of the outstanding common stock of any publicly traded company that competes with the Business, so long as Kerz's involvement with such company is limited to such investment.

                  (iii) During the Restricted Period, Kerz shall not solicit or induce any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or such subsidiary or compete with the Company or any of its subsidiaries in any manner, directly or indirectly.

                  (iv) For purposes of this Section 9, "Business" means the businesses conducted by the Company and its subsidiaries as of the date hereof, including, without limitation, the business related to the aggregation and application of eligibility data to charge information required to effect those transfer payments associated with the delivery of health care.

                  (v) Kerz acknowledges and agrees that the remedies of the Company at law, if any, for any breach or threatened breach of the provisions of this Section 9 would be inadequate and, therefore, agrees that the Company shall be entitled to appropriate injunctive and other equitable relief from a court of competent jurisdiction, as such court may determine. In any such action, Kerz waives his rights, if any, to the posting of a bond or other security by the Company.

                  10. Confirmation of Certain Matters. By signing this Agreement, Kerz acknowledges and agrees that:


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
                  (i) he has been afforded a reasonable and sufficient period of time to review this Agreement and conduct such investigation and make such inquiries as he deems appropriate, for deliberation and for negotiation of the terms hereof, that he has consulted with legal counsel of his choice before signing it, and that such counsel has represented him in negotiating the terms of this Agreement;

                  (ii) he has carefully read and understands the terms of this Agreement, which have been fully explained to him by his legal counsel;

                  (iii) he has signed this Agreement freely and voluntarily and without duress or coercion of any kind, and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

                  (iv) the only consideration for entering into this Agreement are the terms stated herein, and no other promise, statement or representation of any kind has been made to Kerz by any person or entity whatsoever to cause him to sign this Agreement; and

                  (v) all waiting, "cooling off" or other periods during which this Agreement could be re-considered, revoked or rescinded, if any, have, subject to the proviso set forth below, expired as of the date of his execution of this Agreement, and, to the extent any such period has not expired, Kerz waives, to the fullest extent permitted by law, any such right to re-consider, revoke or rescind this Agreement; provided, however, that, anything in this clause (e) to the contrary notwithstanding, Kerz may revoke his agreement to release claims under the Age Discrimination in Employment Act if he does so within seven days of executing this Agreement and this Agreement shall not be binding on the Company until expiration of such seven-day revocation period.

                  11. Communications. Kerz and the Company agree that they will not make any communications or statements to the press or other third parties, including without limitation to any hospitals and health care organizations or officials, denigrating or impugning the character, ethics, integrity, or present or future business or financial performance, ability, position or circumstances of the other or of any of the Company's officers, directors, employees, agents or representatives.

                  12. Amendments, Etc. It is expressly understood and agreed that this Agree ment may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by the parties or their authorized representatives. The parties acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever. This Agreement shall not be effective until it has been fully executed and delivered by all the parties and the seven-day revocation period provided by Section 10 has expired.


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
                  13. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) if applicable, sent via facsimile confirmed in writing to the recipient, in each case as follows:

                           If to the Company, to:

                                    Health Management Systems, Inc.
                                    401 Park Avenue South
                                    New York, New York   10016
                                    Attention: President

                           and with a copy to:

                                    Reboul, MacMurray, Hewitt, Maynard & Kristol
                                    45 Rockefeller Plaza
                                    New York, New York 10111
                                    Attention: Robert A. Schwed, Esq.
                                    Facsimile:  (212) 841-5725

                           If  to Kerz, to:

                                    Mr. Paul J. Kerz
                                    126 East 65th Street
                                    New York, New York   10021

                           and with a copy to:

                                    Coleman, Rhine and Goodwin LLP
                                    750 Lexington Avenue, 26th Floor
                                    New York, New York   10022
                                    Attention: Bruce S. Coleman, Esq.
                                    Facsimile: (212) 317-1970

                  14. Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

                  15. Waiver. No delay or omission by any party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.


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
                  16. Entire Agreement. This Agreement embodies the entire agreement between the Company and Kerz with respect to the matters referred to herein, and, except as otherwise expressly provided herein or therein, this Agreement shall not be affected by reference to any other document.

                  17. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective successors, heirs, devisees, legatees, executors, administrators, permitted assigns, trustees, and agents.

                  18. Counterparts. This Agreement may be executed in one or more counter parts, each of which shall constitute a duplicate of the original, and which together shall constitute one document.

                  19. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party hereto without the prior written consent of the other party hereto.

                  20. Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the United States and of the State of New York.

                  21. Consent to Jurisdiction. All judicial proceedings brought against any party to this Agreement arising out or relating to this Agreement or any obligation hereunder shall be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By executing and delivering this Agreement, each party hereto hereby irrevocably: (i) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts and waives any defense of forum non conveniens; (ii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt re quested, to the party at the address specified in this Agreement; (iii) agrees that service as provided in clause (ii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (iv) agrees that the provisions of this Section 16 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law Section 5-1402 or otherwise.


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
                  IN WITNESS WHEREOF, the Company and Kerz have executed and delivered this Separation Agreement and Release as of the day and year first above written.


                                            HEALTH MANAGEMENT SYSTEMS, INC.



                                            By:
                                                  ------------------------------
                                            Name:
                                            Title

                                                  ------------------------------
                                                         Paul J. Kerz

STATE OF NEW YORK                    )
                                     )      ss.:
COUNTY OF NEW YORK                   )


                  On the ______ day of December 2000, before me personally came Paul J. Kerz, to me known, and known to be the same person described herein and who executed the foregoing Separation Agreement and Release, and who duly acknowledged to me that he executed the same.



                                                  ------------------------------
                                                           Notary Public

                                     ANNEX I

                              Owned and Leased Cars


Owned Car
---------

Description                1999 Blue Mercedes Benz E320S/4 wagon with vehicle ID. No.
                           WDBJH82F6XX021920 having NY License Plate 6UK399

Purchase Price:            Purchased by HMS on 4/14/99 for $61,082.25 with a
                           book value at 10/31/00 of $30,776.99
                           Monthly Depreciation is $750.66


Leased Car
----------

Description:               1995 Gray Mercedes Benz E320A Cabrolet with vehicle ID No.
                           WDBEA66E4SC244226 having NY License Plate G156BK

Description of Lease:      Leased through Mercedez Benz Credit Corporation Capital Lease Number
                           500-1240-08442-9 which has 36 monthly payments of $1,677.59 with last payment due on 10/20/01

                                    EXHIBIT A


                                 October 2, 2000


To the Board of Directors
of Health Management Systems, Inc.

                  I hereby resign from any and all positions I hold as a director and/or officer of any subsidiaries or affiliates of Health Management Systems, Inc. (the "Company") effective immediately. I also confirm my resignation as President and Chief Executive officer of the Company on October 2, 2000.


                                                              Very truly yours,



                                                              Paul J. Kerz